Exhibit 99.1

NEWS

ANADARKO ANNOUNCES BOARD OF DIRECTORS ELECTION

HOUSTON, July 26, 2016 – Anadarko Petroleum Corporation (NYSE: APC) today announced the election of David E. Constable to serve as an independent director of the company, effective immediately.
“David’s experience as a public company CEO, as well as his project-management expertise and international business experience, make him a particularly good fit for our Board of Directors,” said Anadarko Chairman, President and CEO Al Walker. “We are incredibly fortunate to have the benefit of David’s global perspective in the Board room.”

DAVID CONSTABLE
Constable, 54, is the former President and CEO of Sasol Limited, a leading international integrated energy and chemicals company based in South Africa. During his tenure at Sasol, Constable drove a comprehensive, group-wide change program, which culminated in the roll-out of the organization’s new operating model and the related structures, processes and systems to ensure enhanced efficiencies and effectiveness. Prior to Sasol, Mr. Constable spent nearly 30 years at Fluor Corporation, where he served in various leadership positions, including as Group President of Operations. He currently serves as a director of ABB Ltd, and is a member of The Business Council and the World Economic Forum International Business Council. Mr. Constable holds a bachelor’s degree in civil engineering from the University of Alberta, and graduated from the International Management Program at the Thunderbird School of Global Management, as well as the Advanced Management Program at the Wharton School at the University of Pennsylvania.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2015, the company had approximately 2.06 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and Flash Feed updates, please visit www.anadarko.com.
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ANADARKO CONTACTS
MEDIA:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

INVESTORS:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Brian Kuck, brian.kuck@anadarko.com, 832.636.7135
Shandell Szabo, shandell.szabo@anadarko.com, 832.636.3977
Pete Zagrzecki, pete.zagrzecki@anadarko.com, 832.636.7727